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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this Registration Statement on Form S-11 of our report dated December 4, 1995 on our audit of the balance sheets of Bay City Hospitality, Inc., a California Corporation as of October 31, 1994 and 1993 and the related financial statements for the year ended October 31, 1994 and the period from February 5, 1993 (inception) through October 31, 1993. We also consent to the inclusion in the above referenced document of our report dated July 2, 1996 on our audit of the balance sheet of Price Hospitality, Inc., a Utah Corporation, as of October 31, 1994 and related financial statements for the period from the inception of operations, December 28, 1993 to October 31, 1994. We also consent to the reference to our firm under the caption "Experts."

GRIFFING & COMPANY, P.C.

Houston, Texas
July 2, 1996